Exhibit 5

KILPATRICK STOCKTON LLP

Attorneys at Law
Suite 2800
1100 Peachtree Street
Atlanta, Georgia 30309-4530
Telephone: 404.815.6500
Facsimile: 404.815.6500
Web site: www.kilpatrickstockton.com

E-mail: Readdy@kilpatrickstockton.com
Direct Dial: 404-815-6587

March 28, 2001

Industrial Distribution Group, Inc.
950 E. Paces Ferry Road, Suite 1575
Atlanta, Georgia 30326

Re:	Form S-8 Registration Statement

Gentlemen:

        We have acted as counsel for Industrial Distribution Group, Inc., a Delaware corporation (the “Company”), in the preparation of the Form S-8 Registration Statement relating to the Company’s Amendment to the Amended and Restated Employee Stock Purchase Plan (as so amended, the "Plan") and the proposed offer and sale of up to 500,000 additional shares of the common stock, par value $.01 per share (the “Common Stock”), pursuant thereto.

        In such capacity, we have examined the certificates of public officials and originals or copies of such corporate records, documents, and other instruments relating to the authorization of the Plan and the authorization and issuance of additional shares of Common Stock as we have deemed relevant under the circumstances.

        Based on and subject to the foregoing, it is our opinion that the Plan and the proposed offer and sale thereunder of up to 500,000 additional shares of Common Stock, have been duly authorized by the Board of Directors of the Company, and that the shares, when issued in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

Sincerely, KILPATRICK STOCKTON LLP

By: /s/ W. Randy Eaddy W. Randy Eaddy, a partner